Exhibit 10.25

LOAN AGREEMENT

October 16, 2013

Nordic Bulk Carriers AS

Tuborg Havnevej 19

Hellerup 2900

Denmark

THIS LOAN AGREEMENT (this ‘Agreement’) is made as of October 16, 2013.

AMONG

(1)	Nordic Bulk Carriers AS, a company duly organized and existing under the laws of Denmark, as borrower (the ‘Borrower’);

(2)	Bulk Partners (Bermuda) Ltd., a company duly organized and existing under the laws of Bermuda, as lender (the ‘Lender’)

WHEREAS, the Lender is pleased to confirm that, subject to the following terms and conditions, they agree to make loans to the Borrower in the aggregate amount of up to US $5,000,000.

The Notes:

The obligation to repay the loans shall be evidenced by the Promissory Notes (the ‘Notes’) in substantially the form of Exhibit A hereto, dated the date of the making of the loans, payable to the order of the Lender in accordance with the repayment terms dictated by the Note.

Interest:

The Note shall bear interest from its date, payable quarterly as stipulated in the Notes, at a rate per annum(on the basis of a 365 day year for the actual number of days involved) equal to 5%.

Optional Prepayment:

The Borrower shall have the right, on not less than 7 days notice, to prepay the Notes in whole at any time or in part from time to time, together with accrued interest on the principal being prepaid to the date of prepayment.

Representation and Warranties:

The Borrower represents and warrants that:

(a)	This agreement constitutes the valid and legally binding obligations of the Borrower enforceable in accordance with their terms,
(b)	There is no provision of any mortgage, indenture contract, or agreement binding on the Borrower or affecting its property, which would prohibit, conflict with, or in any way prevent the execution, delivery, or carrying out the terms of this Agreement and of the Notes.

Conditions of Lending:

The obligation of the Lender to make each loan is subject to the following conditions precedent:

(a)	At the time of the loan (i) the Borrower shall have complied and shall then be in compliance with all the terms, covenants and conditions of this Agreement which are binding upon it, (ii) there shall have occurred no Event of Default as defined below and no event which, with the giving of notice of the lapse of time, or both, would constitute an Event of Default and (iii) the representations and warranties contained in this Agreement shall be true with the same effect as though such representations and warranties had been made at the time of the loan.

Covenants:

The Borrower agrees that so long as it may borrow under this Agreement and until the payment is full of the Notes it will give prompt written notice to the Lender of the following:

(i)	Any event of Default as defined below and any event which with the giving of notice or the lapse of time, or both, would constitute an Event of Default.
(ii)	Any material adverse change in the business, properties, condition (financial or other) or operations, present or prospective, of the Borrower.

Events of Default:

If any of the following events (each an “Event of Default”) shall occur:

(a)	Default shall be made if any payment of interest on or principal of the Notes when demanded and payable;

(b)	Default shall be made in the due observance of performance of any other term, covenants or agreement contained in this Agreement,
(c)	Any representation or warranty made by the Borrower herein or any statement or representation made in any certificate, report or other document delivered in connection herewith shall prove to have been misleading in any material respect when made;
(d)	The Borrower makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt under any law or statute of any jurisdiction, whether now or hereafter in effect, or if there is commenced against the Borrower any such proceeding which remains undismissed for a period of 30 days, or the Borrower by any act indicates its consent to, approval of or acquiescence in any such proceeding or suffers any such receivership to continue undischarged for a period of 30 days; or
(e)	One or more judgments against the Borrower or attachments against its property, which in the aggregate exceed $50,000 or the operations or results of which could be to interfere materially and adversely with the conduct of the business of the Borrower, remain unpaid, unstayed on appeal, undischarged, unbonded, or undismissed for a period of 30 days;

then the Notes shall become and be immediately due and payable and the obligation of the Lenders to make any or further loan hereunder shall terminate upon declaration to that effect delivered by the Lenders to the Borrower, provided, that upon the happening of any event specified in (d), no declaration or other notice need be given.

Miscellaneous:

(a)	This agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the Islands of Bermuda, as to both interpretation and performance.
(b)	If any suit is instituted by the Lenders to enforce this Agreement or the Notes, the Borrower hereby submits to jurisdiction and to the laying of venue in the Islands of Bermuda

If you agree to the foregoing terms and conditions, please signify your acceptance by signing, dating and returning to us the enclosed copy of this Agreement.

ACCEPTED AND AGREED TO:

NORDIC BULK CARRIERS A/S	BULK PARTNERS (BERMUDA) LTD
as borrower	as Lender

Mads Boye Petersen, Director	Gianni Del Signore, Controller